Exhibit 10.6

Execution Version

Apollo Asset Backed Credit Company LLC

9 West 57th Street, 42nd Floor

New York, NY 10019

May 3, 2024

Apollo Principal Holdings VI, L.P.

9 West 57th Street, 42nd Floor

New York, NY 10019

Ladies and Gentlemen:

Reference is hereby made to (a) Apollo Asset Backed Credit Company LLC’s (the “Company”) Private Placement Memorandum (as may be amended and/or restated from time to time hereafter in accordance with its terms, the “PPM”), (b) the Company’s Share Repurchase Plan (as may be amended and/or restated from time to time hereafter in accordance with its terms, the “Share Repurchase Plan”) and (c) the Subscription Agreement by Apollo Principal Holdings VI, L.P. (“APH”) for Shares (the “Subscription Agreement”). Unless otherwise defined below, terms defined in the PPM and used below shall have the meanings given to them in the PPM.

WHEREAS, APH wishes to make a seed investment in the Company in the form of a purchase of $50 million of the Company’s E Shares (the “Shares”) to assist the Company as it initiates operational and acquisition activities.

NOW THEREFORE, in consideration of the APH purchase of the Shares and for other good and valuable consideration, each of the Company and APH hereby agree to comply with the covenants and agreements, as applicable, set forth in this letter.

1.

APH Share Repurchase Requests. APH may, but shall have no obligation to, from time to time, request the Company repurchase Shares, at a purchase price per Share equal to NAV for the applicable type of Share.

2.

APH Share Repurchase. The Company shall, as soon as reasonably practicable, repurchase the number of Shares specified in any such request of APH made pursuant to paragraph 1 above; provided that the Company will not repurchase Shares in excess of Available Liquidity (as defined below). The Company shall determine, in its sole discretion, the amount, if any, of liquidity currently reasonably available to repurchase all or a portion of the Shares, from the Company’s capital provided by third-party investors’ purchases of Investor Shares of the Company net of any actual or anticipated investor repurchase requests pursuant to the Share Repurchase Plan, which would not be detrimental to the liquidity or operational and acquisition activities of the Company (“Available Liquidity”).

3.

Share Repurchase Plan Opt-Out. The Shares shall not be subject to the Share Repurchase Plan or any of its limitations and APH shall not submit any of the Shares for repurchase pursuant to the Share Repurchase Plan.

4.	Successors and Assigns. Neither party may assign any of its rights, obligations or duties under this letter to any other person or entity (whether directly or indirectly, by operation of law or otherwise), without the prior written consent of the other. This letter shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

5.

Amendments; Waiver. Except as expressly provided herein, neither this letter nor any term hereof may be amended, modified, terminated or waived other than by a written instrument, signed by both parties, referencing this letter and expressing a specific intent that this letter be amended, modified, terminated or waived.

6.

Counterparts; Binding Force. This letter may be executed in one or more counterparts, each one of which shall be deemed an original and all of which together shall constitute one and the same agreement. This letter is binding on and enforceable against the Company and APH. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

7.

Governing Law; WAIVER OF JURY TRIAL. Each party to this letter, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of New York, County of New York for the purpose of any action between the parties arising in whole or in part under or in connection with this letter, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this letter agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

8.

Termination. This letter shall terminate and be of no further force or effect upon the date as of which APH no longer holds any of the Company’s E Shares purchased on the date hereof pursuant to the Subscription Agreement.

9.

Severability. If any term or provision of this letter or the application thereof to any person, entity or circumstances shall be held invalid or unenforceable, the remaining terms and provisions hereof and the application of such term or provision to other persons, entities or circumstances shall not be affected thereby.

[Signature page follows.]

Yours sincerely,

APOLLO ASSET BACKED CREDIT COMPANY LLC

By:	/s/ Robert Rossitto
Name:	Robert Rossitto
Title:	Chief Financial Officer

Agreed and acknowledged by:

APOLLO PRINCIPAL HOLDINGS VI, L.P.
By: Apollo Principal Holdings VI GP, LLC, its general partner
By:	/s/ Nari Na
Name:	Nari Na
Title:	Vice President

[Signature Page – Seed Investment Letter Agreement]